Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

GAITHERSBURG, MD - May 12, 2014 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the first quarter ended March 31, 2014. For the three months ended March 31, 2014, the company reported a net loss of $1.0 million, or $0.07 per share on revenues of $2.1 million compared with a net loss of $3.0 million, or $0.24 per share on revenues of $1.2 million, for the same period in the prior year. GenVec ended the first quarter of 2014 with $15.3 million in cash, cash equivalents, and short-term investments.

“During the first quarter the investigational new drug application for CGF166 was deemed effective, an important milestone for both the clinical program and our Novartis collaboration,” commented Douglas J. Swirsky, GenVec’s President and CEO. “We look forward to providing an update in the near-term regarding the initiation of a Phase 1/2 proof-of-concept trial of CGF166 in patients with severe hearing loss by our collaboration partner, Novartis.”

Financial Results for the Three Months Ended March 31, 2014

Revenues for the three-month period ended March 31, 2014 were $2.1 million, which represents a 77% increase as compared to $1.2 million in the comparable prior year period. The increase in revenue for the three-month period ended March 31, 2014 is primarily attributable to an increase of $1.6 million associated with our hearing loss and balance disorders program. The increase in revenue was a result of our achievement of the third milestone under our Agreement with Novartis. The $2.0 million milestone was triggered by the non-rejection by the FDA of Novartis’s IND for CGF166 in the three-month period ended March 31, 2014. There were no milestones achieved in the comparable period in 2013. This increase was partially offset by a decrease in revenue associated with our development agreements with Novartis and our hearing grant, which was completed in 2013, of $0.4 million for the three-month period ended March 31, 2014 as compared to the same period in 2013. Additionally, there were reductions in revenues of $0.3 million with respect to our foot-and-mouth disease (FMD) program and $0.4 million resulting from reduced work scope and grant work performed for our NIH programs and malaria programs.

Operating expenses were $3.1 million for the three-month period ended March 31, 2014, which represents a decrease of 27% as compared to $4.3 million in the comparable prior year period.

Research and development expenses for the three-month period ended March 31, 2014 decreased 70% from $2.4 million in 2013 to $0.7 million in 2014. The decrease was primarily a result of lower personnel costs resulting from our reductions in force in February 2013 and June 2013, reduced material costs for our hearing loss and balance disorders program and lower general supply costs and decreased allocation of facility costs to research and development for the three-month period ended March 31, 2014 as compared to the same period in 2013.

General and administrative expenses for the three-month period ended March 31, 2014 increased 26% with expense of approximately $2.4 million in 2014 as compared to $1.9 million in 2013. The increase was primarily attributable to one-time facility costs associated with the relocation of our corporate offices and research and development laboratories, and the related accrued rent expense, and an increased allocation of facility costs to general and administrative for the three-month period ended March 31, 2014 as compared to the same period in 2013. These increases were partially offset by lower personnel costs resulting from our reductions in force in February 2013 and June 2013 and lower costs associated with the compensation for our Board of Directors for the three-month period ended March 31, 2014 as compared to the same period in 2013.

2014 Guidance

For 2014, GenVec expects cash burn between $5.0 million and $7.0 million. The company believes that existing resources, combined with anticipated near-term milestones, are sufficient to fund the company’s operations into the foreseeable future.

About GenVec

GenVec is a biopharmaceutical company working with leading companies and organizations such as Novartis and the U.S. Government to leverage GenVec’s proprietary gene-delivery technologies to address the prevention and treatment of significant health concerns. The company also licenses its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. GenVec’s lead program, in the field of regenerative medicine, is licensed to Novartis for the development of novel treatments for hearing loss and balance disorders. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

GenVec, Inc.

Rena Cohen

(240) 632-5501

rcohen@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)
	Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues	$2,131	$1,207

Operating expenses:
Research and development	698	2,354
General and administrative	2,397	1,907
Total operating expenses	3,095	4,261

Operating loss	(964)	(3,054)

Other income:
Interest and other income, net	1	9

Net loss	$(963)	$(3,045)

Basic and diluted net loss per share	$(0.07)	$(0.24)
Shares used in computation of basic and diluted net loss per share	13,648	12,948

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Cash, cash equivalents and short-term investments	$15,253	$6,105
Working capital	14,027	3,999
Total assets	18,133	7,254
Stockholders’ equity	14,524	4,610

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